Exhibit 99.(h)(1)(c)

AMENDMENT No. 2 TO
ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

AMENDMENT made as of the 1st day of July 2012, to that certain Administration and Fund Accounting Agreement entered into as of July 1, 2006, as amended July 1, 2012, (the “Agreement”) by and between (i) The Victory Portfolios and The Victory Variable Insurance Funds, both Delaware statutory trusts (each, a “Trust” and, together, the “Trusts”) on behalf of those investment company portfolios listed on Schedule D which may be amended from time to time (each, a “Fund” and, together, the “Funds”) in the case of both the Trusts and the Funds, individually and not jointly, and (ii) Victory Capital Management Inc. (“VCM”), a New York corporation.  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, VCM acts as administrator and fund accountant for the Funds; and

WHEREAS, the Trusts and VCM wish to enter into this Amendment to the Agreement to extend the term of the Agreement for a period of three years, and to revise the notice provisions and Schedule D as attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, VCM and the Trusts hereby agree as follows:

1.              The term of the Agreement is extended through June 30, 2015 (such period, a “Rollover Period”), subject to termination as otherwise provided in the Agreement.  In the event of termination of the Agreement by either or both Trusts, there shall be no obligation to pay liquidated damages.

2.              Section 18 of the Agreement is amended and restated as follows:

“Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to VCM, to it at Victory Capital Management Inc., 4900 Tiedeman Road, Brooklyn, Ohio 44144, Attn: President, with a copy to Greg Edgehouse, Esq., 127 Public Square, Cleveland, Ohio 44114; if to the Trust, to The Victory Portfolios or The Victory Variable Insurance Funds, as the case may be, 3435 Stelzer Road, Columbus, Ohio 43219, Attn: Chairman of the Board, with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attn: Jay G. Baris, Esq.; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.”

3.              In all other respects, the Agreement is hereby ratified, confirmed, and continued.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo

Name:	Michael D. Policarpo II

Title:	Senior Managing Director

THE VICTORY PORTFOLIOS, on behalf of its Funds, individually and not jointly

By:	/s/ Michael D. Policarpo

Name:	Michael D. Policarpo II

Title:	President

THE VICTORY VARIABLE INSURANCE FUNDS, on behalf of its Funds, individually and not jointly

By:	/s/ Michael D. Policarpo

Name:	Michael D. Policarpo II

Title:	President

SCHEDULE D
TO THE ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
 BETWEEN VCM, THE VICTORY PORTFOLIOS AND
THE VICTORY VARIABLE INSURANCE FUNDS

TRUSTS AND FUNDS

The Victory Portfolios

1.              Balanced Fund, Classes A, C, I and R Shares

2.              Core Bond Fund, Classes A and I Shares

3.              Diversified Stock Fund, Classes A, C, I, R and Y Shares

4.              Established Value Fund, Classes A, I, R and Y Shares

5.              Fund for Income, Classes A, C, I, R and Y Shares

6.              Global Equity Fund, Classes A, C and I Shares

7.              International Fund, Classes A, C, I and Y Shares

8.              International Select Fund, Classes A, C, I and Y Shares

9.              Investment Grade Convertible Fund, Classes A and I Shares

10.       Large Cap Growth Fund, Classes A, C, I, R and Y Shares

11.       National Municipal Bond Fund, Classes A and Y Shares

12.       Ohio Municipal Bond Fund, Class A Shares

13.       Small Company Opportunity Fund, Classes A, I, R and Y Shares

14.       Special Value Fund, Classes A, C, I, R and Y Shares

15.       Stock Index Fund, Classes A and R Shares

16.       Value Fund, Classes A, C, I and R Shares

The Victory Variable Insurance Funds

1.              Diversified Stock Fund

As of July 1, 2012